Exhibit 99.1
IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE
RENT-A-CENTER, INC. 401(k) RETIREMENT SAVINGS PLAN
November 23, 2009
     1. This notice is to inform you that your accounts under the Rent-A-Center, Inc. 401(k) Retirement Savings Plan (the “U.S. Plan”) will be spun off to a new plan, the Rent-A-Center East, Inc. Retirement Savings Plan for Puerto Rico Employees (the “P.R. Plan”) effective January 1, 2010. This spin-off involves transferring the funds in your U.S. Plan account to a new trustee and recordkeeper for the P.R. Plan, Banco Popular.
     2. As a result of these changes, you temporarily will be unable to direct or diversify investments in your individual accounts, obtain a loan from either plan, or obtain a distribution or withdrawal from either plan. This period, during which you will be unable to exercise these rights otherwise available under the plans, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
     3. The blackout period for the plans is expected to begin on December 23, 2009 and end during the week of January 18, 2010. During these weeks, you can determine whether the blackout period has started or ended by contacting Banco Popular at 888.724.3657.
     4. During the blackout period, you will be unable to direct or diversify the assets held in your account under the plans. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.
     5. If you have any questions concerning this notice, you should contact the Benefits Department at Rent-A-Center, Inc.’s corporate offices, 5501 Headquarters Drive, Plano, Texas 75024, 800.275.2696.